Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 1st quarter 2022

April 21, 2022  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman of the Board

Craig W. Kliethermes — President & Chief Executive Officer

Jennifer L. Klobnak – Chief Operating Officer

Todd W. Bryant —Chief Financial Officer

Aaron P. Diefenthaler — Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation
Casey Alexander	Compass Point Research & Trading, LLC
Cullen Johnson	B. Riley FBR, Inc.
Jamie Inglis	Philo Smith & Co.
Mark Dwelle	RBC Capital Markets
Matthew Carletti	JMP Securities LLC
Meyer Shields	B. Riley Securities, Inc.

RLI CORP.

Moderator: Aaron Diefenthaler

April 21, 2022

10:00 a.m. (CDT)

Operator: Good morning, and welcome, ladies and gentlemen, to the RLI Corp. First Quarter Earnings Teleconference. [Operator Instructions]

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties, which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K as supplemented in Forms 10-Q, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing first quarter results.

During the call, RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and the after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings. The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Chief Investment Officer and Treasurer; Mr. Aaron Diefenthaler. Please go ahead when you are ready.

Aaron Diefenthaler: Thanks, Adam. Good morning and welcome to RLI's first quarter earnings call for 2022. Joining us today are Craig Kliethermes, President & CEO; Jen Klobnak, Chief Operating Officer; Todd Bryant, Chief Financial Officer; and Jon Michael, Chairman. As usual, Todd will lead off with the summary of our financial performance for the quarter. Craig and Jen will offer additional comments on current market conditions related to our product portfolio. We will then take your questions and Craig will close with some final thoughts. Todd?

Todd Bryant: Thanks, Aaron, and good morning, everyone. Yesterday, we reported first quarter operating earnings of $1.43 per share. The quarter's results reflect strong underwriting performance and growth in investment income. Underwriting income benefited from benign weather-related losses in our Property segment, a modestly improved underlying loss ratio in our Casualty segment, and continued favorable benefits from prior year's loss reserves in all three segments.

All in, we posted a combined ratio of 77.9% for the quarter and experienced continued top-line growth, which was up 22% in the quarter. Investment income advanced 9% as we realized elevated income on improved reinvestment rates and a larger asset base. Realized gains were $6 million in the quarter, while unrealized losses on equity securities were $28 million. As mentioned on prior calls, large movements in equity prices between periods can have a significant impact on net earnings, which you can see in the comparative quarterly results. Craig and Jen will talk more about premium in a minute, but at a high level, all three segments experienced growth as we continue to benefit from favorable market conditions in most areas of our business.

From an underwriting income perspective, the quarter's combined ratio was 77.9% compared to 86.9% a year ago. Our loss ratio declined 6.7 points largely due to low catastrophe activity during the first quarter of 2022. Storm losses added less than 1 point to this quarter's loss ratio compared to 7 points of loss from winter storms last year.

From the prior year's reserves perspective, both quarters benefited from favorable development. Similar to the comparable period last year, Casualty posted $28 million of favorable loss emergence across the majority of product lines and over multiple accident years. Property experienced $13 million in favorable development, a notable increase over last year. The largest benefit came from our Marine business, which is shorter tail and losses are known and develop more quickly. Likewise, contract and commercial surety were responsible for that segment's $5 million in positive development during the quarter. Our approach to reserving remains the same and the quarter's results are reflective of consistent process of evaluating reserve studies and actual versus expected losses for the current period.

Moving to expenses. Compared to last year, our quarterly expense ratio decreased 2.3 points to 38.7%. The decline reflects improved leverage on our expense base, as net premiums earned continue to grow. Certain incentive-related amounts that are influenced by growth in book value were also down. The investment environment was a challenge in the quarter as interest rate increases weighed on bond prices and equities declined with heightened volatility. Total return performance came in at a minus 4.7% through March and is reflected in our comprehensive loss of $67.7 million or $1.48 per share. I'll emphasize that the majority of this decline is being reflected in the change in unrealized gains and losses on our balance sheet. We have a history of strong operating cash flow and an investment approach that holds most positions to maturity. There seems to be little reason to make these losses permanent by selling securities. As we have discussed in the past, we're happy to trade fixed income price declines for an opportunity to put money to work at higher yields.

Incorporating the aforementioned comprehensive loss and adjusting for dividends, Book value per share declined 5% in the quarter to $25.45. Away from the traditional investment portfolio, total investee earnings increased $2.3 million compared to last year, with Maui Jim contributing $6.4 million and Prime $2.8 million.

We also announced in the quarter that we have agreed to sell our minority stake in Maui Jim and anticipate after-tax proceeds will approximate $500 million. Final proceeds will be subject to certain adjustments at closing, which we expect to occur in the second half of the year. All in all, a very good operating quarter and strong start to the year.

And with that, I'll turn the call over to Craig. Craig?

Craig Kliethermes: Thank you, Todd, and good morning, everyone. A very nice beginning to 2022. Over 20% top line growth on a sub-80 combined ratio. We're realizing growth in premium and underwriting profits across almost every product in our portfolio. Just one quarter played so far, still way too early to cut down the nets. Instead, we will keep our head down and stay focused on the underwriting fundamentals that we practice every day. In aggregate, rate levels continue to be up enough to cover our loss cost inflation expectations. We remain cautious in regards to inflation both core and social, and we continue to manage our volatility with quality reinsurance partners who believe in our ownership culture and business model. I'll turn it over to Jen for some more color by segment.

Jen Klobnak: Thank you, Craig. As Todd mentioned, both premium and underwriting profit increased in all three segments as momentum continued into the first quarter supported by a focus on service and investments in people and technology. Specifically, in Casualty, premium was up 14% on an 84 combined ratio. Rates increased 5%, which is down slightly from last quarter. Growth was driven by personal umbrella, E&S primary and excess liability, and our professional services and small commercial groups. While we are monitoring the growth, all of these groups are experiencing positive rate change on stable loss ratio, and each one contributed significantly to this quarter's profitability.

One of the few products with a decrease in premiums this quarter was the Executive Products Group, which is our D&O portfolio. We have exited some minor products in this group over the last year and competition has returned to this space. Rates still increased 8% in the quarter, which was a lower increase than prior quarters but still a positive result after three consecutive years of over 20% rate increases.

Another area where competition has rebounded is within the transportation market. Despite this, premium grew 36% driven by a return of exposure in our public auto group with bus activity now back to pre-pandemic levels. New business has been difficult to win as MGA markets with new backing have returned aggressively to the market. We were able to achieve a 9% rate increase for our transportation renewals. Even in an increasingly competitive environment, our EPG and transportation products remain profitable. We continue to see a lot of opportunities in the broader Casualty segment.

Moving on to the Property segment. Premium increased 47% on a 67% combined ratio. All products had double-digit premium growth. The obvious difference in quarterly results is the significantly reduced catastrophe activity compared to last year's historic cold weather and winter storm events. Property rates are up 7% overall, driven by hurricane rates, which were up 17%. Much of the premium growth was driven by our E&S property portfolio, where new business submissions are up 22%. Pricing in the hurricane space is accelerating and Florida specifically is in a very hard market. We are tightening up our underwriting guidelines each month as we continue to be more selective, increasing deductibles, lowering the limits we offer, raising rates, and increasing minimum premiums. We are actively managing our aggregates and finding opportunities to support growth while market conditions remain attractive. It is worth mentioning, Marine also had a solid quarter, with premium up 19% along with a significant contribution to the bottom line.

Last but not least, Surety premium grew 7% on a sub-70 combined ratio. This was led by contract surety where rising and volatile material costs have led to both increased premiums and increased risk. The ability to estimate and complete projects on time and at cost is becoming more difficult. We continue to demonstrate our cautious risk-based approach to underwriting with close monitoring and receiving collateral where needed.  Small miscellaneous business also grew with our continuing focus on marketing and ease of doing business. Large commercial business was down slightly due to some non-recurring opportunities last year. There's still plenty of competition in this space with new markets entering due to underwriter turnover, but we are holding our own.

Overall, we believe our product portfolio is very healthy, which gives us the confidence to execute on opportunities. We have a lot of positive momentum driven by the efforts of all of our employee-owners to take care of our customers. This quarter's results reflect their outstanding efforts. I'll turn the call back over to Craig.

Craig Kliethermes: Thanks, Jen. As Jen commented, we feel our portfolio is in good order. We believe the quality of our risk management is differentiating: selecting the best risk, retrenching where pricing is irrational quickly addressing problems and managing downside risk. This approach mitigates the need for wild swings in our rate levels.

RLI is known as a stable, consistent and committed carrier in our chosen markets. We remain focused on providing our customers with exceptional service and proven expertise in exchange for a fair premium that permits us to make an underwriting profit. Our portfolio is broad and diversified and our underwriters are narrow and deep. This gives us the benefit of finding opportunities in all market cycles, while allowing our experts to slow down the game, be very selective as needed, but also run the fast break when we sense an advantage. We have realized good momentum in our portfolio of products, and we will continue to work to realize our full potential. I want to thank the entire RLI family for delivering and putting in all the hard work needed to achieve success. I ask all of our associate owners keep being different because being different works. I'll now turn it back to the moderator to open it up for questions.

Operator: [Operator Instructions] Our first question today comes from Matt Carletti from JMP.

Matt Carletti: Hoping to ask you a question on the -- not so much about the quarter, but the recent news on the sale of Maui Jim, and obviously, you guys’ ownership there. Is it -- the question is about kind of what you might do with the proceeds? And is it logical to think that absent some really strong growth opportunities that a special dividend might make sense? Or what are your guys thought on that?

Craig Kliethermes: Matt, this is Craig. I'm surprised by the question, actually. I'm just joking. I was expecting that this is going to be a question from all, not just for you but from probably most. We always take a very thoughtful approach to our capital position, as you guys know. I mean, it's not really any different. There's still a lot of time between now and the expected close of this transaction. Our preference has always been to invest in our own products. Ones that we know with disciplined underwriters that share our values and our culture. And you can see, I think we're doing a pretty good job of that right now is putting that capital to work. Any announcement we make on use of proceeds will obviously come after the close of the transaction. And after a full evaluation of usage of our own portfolio and considering all other opportunities that make sense. I would remind you that we do treat this as shareholder money. This is not our money as management. So we're going to take good care of it. We'll assure you that we're going to be consistent -- take a consistent and disciplined approach just as we always have in regards to our capital position. So that's pretty much all I can say about the transaction, but I don't know if that answers your question completely.

Matt Carletti: Perfect. No very, very helpful. And then one other, if I can actually back to kind of the quarterly results. And I think you commented on it a little bit. I was hoping maybe you peel back the onion a little bit on the growth in Property in the quarter? And just if you a little bit more of what you're seeing there, whether specific lines or geographies or so forth, it was obviously a pretty strong result.

Jen Klobnak: Sure, Matt. This is Jen. I'll weigh in on that. The market really is focused on the E&S property space and particularly in Florida. So after the 1/1 renewals, we expected more capacity to enter that market given it's been somewhat attractive after some of the events, particularly in Louisiana, in the last couple of years. And so we expected some competition and really that competition hasn't arrived. And in fact, the MGAs that we compete against and other carriers have seemed to pull back their limits quite a bit. It's almost like where’s Waldo, we're looking to see where did these people go. I mean some of it probably is Lloyd’s, but it's a little bit of speculation as to who all pulled out. But generally speaking, people are putting up less capacity than they used to.

So where you have a building that might be worth $30 million now that's layered with multiple insurance policies adding up to $30 million versus one policy previously. So that creates a lot of opportunity. One reason our submissions are up so much. And essentially, there's just not enough capacity to be cover it all. So our brokers continue to call us back. Can we get more limit? What else can you do for us? And so it's a very active and busy market that's difficult to answer all those phone calls. So we don't see anything in sight that's going to end this opportunity at the moment. So we expect though for new capacity to be entering given where the rates are at. So for the time being, we're going to take advantage of it while we can, and see where it goes. In the meantime, for our book, as I mentioned, we are being more selective and raising rates, deductibles, things of that nature to make sure that we're taking advantage of the market with the best terms and conditions we can.

Operator: The next question comes from Cullen Johnson of B. Riley Securities.

Cullen Johnson: I was wondering, kind of given just the change in the interest rate environment, I’m curious if you're seeing maybe the risk/reward change in your investment portfolio in favor of either higher fixed income allocation or maybe there's some individual pockets within that allocation that seem more attractive? Basically, just wondering how do you adjust your portfolio, if at all, as you start to see these changes in rates?

Aaron Diefenthaler: Cullen, it's Aaron Diefenthaler. Good question. We -- if you look back over the last couple of years with equity prices being pretty robust on the upside, we have focused most of our operating cash flow to fixed income, even in lower rate environments than today. We're certainly pleased to have a better opportunity to put money to work today at higher rates than we've had over the last couple of years and really I would say the opportunity is broad-based in fixed income. You have spreads that are modestly wider across a number of sectors, including high-quality municipals and corporate securities. The yield curve is pretty flat, so you don't necessarily have to cast that next marginal dollar of operating cash flow out the yield curve.

You can pick your spots along the curve as well. So, I would just characterize it as a broad-based opportunity to put operating cash flow to work in fixed income.

Cullen Johnson: Got it. That's helpful. And then next question, I think you all mentioned the premium rate was up 8% across the board in the quarter, so lower than last quarter, but still in excess of loss costs. Apologies if I missed it, but do you have an estimate of what loss costs was in the quarter?

Todd Bryant: I mean it really from a -- this is Todd, we're from a reserving perspective, right, I mean, I think the actuaries are going to take a longer-term approach, and I think they'll react where necessary to loss cost trend if it's up in a particular product. So I think probably in the 5% to 7% range, probably if we total it all in, so just a bit below. It's very light.

Craig Kliethermes: The thing is 5% to 7%, I think, is gross trend. I just want to verify or reiterate that there is some benefit to exposure -- underlying exposure trends going on to so it kind of nets out. So net of that exposure trend, I'd say it's probably closer to 4-6%.

Operator: The next question comes from Casey Alexander of Compass Point.

Casey Alexander: One question. Given the extraordinarily low loss ratio for the quarter, oftentimes, there's -- the company has a little bump up in expenses for bonus accruals for profitable underwriting, but it didn't seem to be the case this quarter. Is that just because it's a little early in the year, and you wait to see how the year develops? Or am I just off on that?

Todd Bryant: Yes. This is Todd. Yes, I think you have components there, you're right, from a combined ratio an ROE, and book value growth - those all play in. You're right from the standpoint if it's based on salary, right? And a lot of that is the later in the year, it can be a little bit higher, certainly. But the book value component, I mean, just look at what equities did, right, minus $30 million versus plus $30 million a year ago, so a $60 million swing there. So that will impact things. I think our retirement is probably up about $1 million. But if you go all the way through all of that, it's probably about 1 point less in the first quarter on a combined ratio relative to last year. But is that book value growth component weighs in there.

Casey Alexander: Okay. All right. Great. Secondly, there was a sound blocked it out. Did you say that you expected Maui Jim to close in the second quarter or the second half?

Todd Bryant: Second half.

Casey Alexander: Second half. It seemed to me that when the original announcement was made, it was kind of lined up for the second quarter. Is it delayed a little bit?

Todd Bryant: No.  The original announcement said second half as well.

Operator: The next question comes from Mark Dwelle from RBC Capital Markets.

Mark Dwelle: Yes. I'm afraid I won't be very original. I'm going to go back to some of the questions that have already been asked. But let me start with a numbers kind of question. You have gone through on the 13 points or the $13 million rather favorable development on property. Could you just talk through that again? I couldn't write fast enough.

Todd Bryant: Sure. Yes. On the property side, the $13 million that we talked about certainly is higher than what it was. The larger portion of that is our marine book. right? So that -- really, everything in that is a shorter tail, right, from the property standpoint. But if you look at Marine, that's probably the most noticeable it was around $8 million favorable of that $13 million and you're really going to get '19 to '21, those accident years with a higher amount of that in the most recent accident year. So Marine is going to develop pretty quickly as the actuaries review the studies, look at case reserves, paid losses and that type of thing.

Mark Dwelle: Okay. That's helpful on that. Going back to the Maui Jim topic. Is it -- I know most investors are focused on capital return. But would identifying an alternative noninsurance asset as a replacement be something that's on the table? Is it something you're examining at all? I mean there is a meaningful income stream associated with Maui Jim that will obviously go away when the transaction closes?

Craig Kliethermes: We -- obviously -- Mark, we -- I mean, obviously, we consider all options. I mean we look at all the things. I mean we're always looking for opportunities, new revenue streams, whether they be insurance-related or noninsurance-related. If they're good business decisions and they fit within what we think adds value to our shareholders and is in line with disciplined approach. It's just they're hard to find. Businesses are hard to find, whether insurance or noninsurance businesses. So that are a good fit. We're always looking, though.

Mark Dwelle: Okay. Understood. I didn't figure you're going to go for a big reveal here, just off of my question. But I guess I just want to -- I'll get my guys in.

Todd Bryant: We did have an opportunity to buy the hotel that sits across the street from us. And I think we've ruled that out.

Mark Dwelle: I don't know it's been years since I stayed there. It's probably still pretty nice. But anyway I just want to reiterate that you had mentioned that when the sale closes, you'll make some comment at that point as to what you're thinking? Or just -- I just want to make sure I heard that correctly.

Craig Kliethermes: I mean that's our expectation after the close, yes. Still a little daylight between here and there.

Mark Dwelle: Understood. Got it. All right. And then I want to also go back related to a couple of the questions on the property book. The growth there was obviously kind of found another gear after running 20-ish percent last year to get up to 40%. Most of that apparently was not rate driven so I guess I want to ask just to kind of -- was the growth primarily new business? Was it organic growth by people just having higher limits because property values have accelerated? Can you just maybe break down a little bit more of how you get from 7% pricing to 46% or your overall growth in the quarter?

Jen Klobnak: Yes. So the overall property segment rate change was 7%. Within that, part of the growth was from our hurricane exposure, which was a 17% rate increase, and that's accelerating each month. So that's a blended amount for the quarter. There is some new exposure there, but a lot of that, too, is an increase in the value of the locations that we're insuring. So we don't count that as rate change. That's pure exposure growth that is the location we had last year, we have it again this year, but this year it's worth maybe $1 million more than it was last year. So that's driving some of that premium growth as well. That's true across the board with our various property products. So whether it be our E&S Property division or Marine or our Hawaii book, each of those products is trying to value their locations with care and considering what inflation is doing to the underlying exposure. So that's a chunk of the growth is exposure driven from a same building as last year perspective. And then a portion is the rate. And so like within Marine, we've also got a positive rate change, which we've been getting for about 5 or 6 years now in a row, which is great to see and also some exposure growth in Hawaii as well, which I didn't mention because it's not moving the needle a ton, but they continue to be so focused on service that they're able to win more business each year. So really a combination of those three products, some exposure growth in terms of similar buildings and some new business, but a lot of that is rate as well.

Mark Dwelle: Are there any components of the property market that aren't seeing rate?

Jen Klobnak: I would say from the parts that we participate in, I would say, no, we were getting rate pretty much everywhere. There could be property markets we don't participate in that aren't seeing it.

Operator: The next question comes from Jamie Inglis from Philo Smith & Co.

Jamie Inglis: Great quarter. Excellent job. You had touched a couple of times on the results in the Marine book, good growth, good profitability as reserve development, sort of et cetera. What's going on within that book of business, particularly we're talking about it so much right now? I mean is it -- what's happening? And where are you writing and what are you're writing that's making it such a super line right now?

Jen Klobnak: Well, the marine market is complicated. It's had several years of some disruption. A lot of that was driven by Lloyd's pulling back with their prior results that were a bit challenging. And so initially, a couple of years ago, that created some opportunity. The marine industry overall struggles with obtaining profitability. But at RLI, we require that our product groups focus on making an underwriting profit so that we're around to pay claims later and be there for our brokers. So we really do the business a little bit different than the overall marketplace in terms of discipline and making sure that we keep our rates moving in the right direction. We have a couple of products within that portfolio. So we have a large inland marine operation and also some ocean marine business as well. Within inland we’ve really grown through some addition of some underwriters that focus on subcomponents of the inland marketplace. And each of them has a quality book of business, tight relationships with some producers and are very transparent as renewals come up. For example, they'll talk in advance with their producer to make sure that expectations are set with regard to how that renewal is going to go. If there's a loss activity, if there seems to be more rate or valuation questions, we'll go ahead and address that in advance of the renewal.

On the ocean side, similar story. We've had a little bit of loss activity on that side more so than the inland, but we've addressed that through changes in underwriting, and that book is looking more attractive now as well. So I don't know that you'll hear the same rate change at other marine operations. I mean, our operation is a little different. It's all about what mix. What type of product we're focusing on what our mix is versus others, for example, we don't participate in offshore energy. That's a very challenging part of that marketplace. So for us, it's just business as usual, doing what we do, which is selecting risk and making sure we're charging enough to cover the exposure.

Jamie Inglis: Okay. Great. I've got to -- if you think about the last few years. Rates have been up materially in many lines of business. I'm trying to get a sense of if you could speak to what extent does that provide opportunities to you guys to write in the new markets to the lines of business, whatever, versus the obvious corollary, which is that competitors are seeing the same thing and they are seeing and are growing quickly? How do you navigate your way through that to the opportunity versus the competitive environment?

Jen Klobnak: Well, we struggle regardless because we tend to have maybe a higher bar for results than our competitors. So I would say we navigated through really individual risk selection. We're focused on really underwriting, which is different than some other places where our underwriters are looking at the individual risk and understanding the exposure and asking more questions sometimes than our peers and then knowing what rate we need to charge. And so our rate change doesn't always reflect what other people get because we're looking at it from what we need to be adequate for that particular exposure, and that tends to add up to something. But when rates are going up, then a lot of times, people are fixing their book. And the brokers start to shop business and we get the opportunity to look at some new business. And we'll look at that just like we do our renewals, so we need to make sure we understand the exposure, we charge the right amount. So I think in an increasing rate environment, that indicates issues with other carriers that maybe we can take advantage of, and you're probably seeing some of that in our growth in the last year or two.

Jamie Inglis: Are you looking at more opportunities in terms of new areas that you want to be in now than you were a year ago, 2 years ago, 3 years ago?

Craig Kliethermes: So this is Craig. I mean we're always looking for talented people, individuals, teams that have underwriting expertise, as I mentioned, narrow and deep. And that's -- and also share our values and would drive in our culture. That's the type of people we look for. We're not for everyone, but we do constantly look for new teams of people that bring new expertise in those markets. But -- and we also try to push our own teams to look at adjacencies, I think, to your point, about are there other opportunities in other spaces. We push our folks to look at adjacencies.  I think to Jen's point is you have to be very careful, don't get caught up in rate change. I mean, I mean, obviously, you could be in habitational business right now. And if that's all we did, habitational and cyber liability, we'd be reporting to you 100% rate increases right now. Of course, if I was you, I would always step back and say they needed 100%, how good were they before? Now sometimes that answer is because they don't have the capacity to do it, and there's no capacity in the market, but a lot of times, they're doing it because they need the rate.

So you don't see typically large swings like that for us because we try to be more disciplined and walk away from places where there's no longer an opportunity. And I would be remiss not to mention that -- I mean, I think where our underwriters bring something to bear probably better than average, certainly in our industry is selection, right? It's about selection. It's a -- I mean we can't drive a market rate. We're not big enough. Sounds like any company in the insurance space is really big enough, even they might say they can.

Ultimately, it's about selection, it’s having good underwriters that know the business really well and know the risks really well, and they can look at it and say, "You know what, rates are down here, but this risk is still priced adequately for me to be able to make money on this account and offer the quality service and our professional experience and risk management to the equation for the cost, you know the price that they're going to pay . So at the end of the day, it's about selection in all markets. And our folks do stay pretty close to home.  It hard to push them into adjacencies. So we’re always looking for new teams.  We think we’re a great home for people that are focused on underwriting profit. If there’s any of them out there listening, we’re taking applications so that’s what where going to continue to do is try to focus on that.

Jamie Inglis: Are there more of those people available than there were three years ago?  You could make the argument that underwriting results are as good as they have been for quite a long time for lots of companies not just you guys.  And if you were an underwriting at where ever and you had a good book of business, now wouldn’t be a bad time to move because you could maintain the book of business.  You could make an argument that you have better opportunities than you had in the past. Is that true or is that not necessarily true?

Craig Kliethermes:  I mean I think it’s very individualized where the opportunities are.  I mean a lot of it comes with disruption in the space, it could be disruption in regards to who their new boss is as opposed to how the market is performing.  I mean we're constantly looking and constantly interviewing and talking to people. But, you know, we have a high bar for folks and sometimes they want to participate in that, and sometimes they don't because they're going to live or die based on their own results. That's how we compensate them. And sometimes that's attractive to people. Sometimes it's not, sometimes they'd rather go for the more money upfront. So I'm not going to pretend it's easy. It's not easy to find people that are good fits, but we do find them. They don't happen every day, but they do happen. And we constantly have a list of people that we're talking to. We got a couple we're talking to you right now. So...

Operator: [Operator Instructions]

Our next question comes from Meyer Shields with KBW.

Meyer Shields: Great. A couple of very quick questions, mostly on property. If we allocate the catastrophe losses appropriately, it seems like there's a little bit of underlying loss ratio increased on a year-over-year basis. Is that mix? Is that just the inflation we're seeing in home repair or sorry, building repair?

Todd Bryant: I think a little bit. We had some later reported losses in the quarter. So I think it's timing on some of that stuff, Meyer. I mean, I don't think there's any sort of trend there. We have -- you're right, from a materials perspective, I think when we go back to last year, we talked about that, either extended BI or increased inflation on the material front. That is affecting losses, certainly, but Jen talked about right too the increased values that are factored in and helps on the revenue side. But I don't think there's anything really underlying that may have pushed that up just a few points.

Meyer Shields: Okay. Perfect. Is there any way of, I guess, ballparking a PML, given the growth in Florida that you've talked about today?

Jen Klobnak: Well, I can tell you, we did on January 1 buy more reinsurance. So we bought $100 million more limits in our catastrophe tower, which covers both hurricane and earth exposure. So when it goes to PML on a net basis, we haven't moved the needle too much. And in fact, we're continuing to look for additional support as we continue to grow in that space. So while the gross number is down a bit, the net number is fairly constant.

Craig Kliethermes: I mean I think we always try to make -- .

Meyer Shields: No, no, no. I'm sorry. I think I interrupted Craig when he was talking about the containment strategy for reinsurance.

Craig Kliethermes: Just know we always buy to make sure we're covered for the 250 PML or more. I mean just so you know that. I mean I think that we disclosed that before, but that's - We try to make sure we're always contained. Obviously, that and there’s rating agency implications if you don't anyway.

Meyer Shields: Right. Okay. Perfect. And then just a final question. So the equity and earnings from Prime was down on a year-over-year basis. And I was hoping you could talk through that.

Todd Bryant: Yes, this is Todd. I think there was a little decline on the underwriting income front this quarter. So I think we're monitoring that. There still is revenue growth occurring, but you can get a little change by any given quarter-to-quarter comparison. So we're keeping an eye on that.

Operator: If there are no further questions. I will now turn the conference over to Mr. Craig Kliethermes for some closing remarks.

Craig Kliethermes: Well, thanks, everyone, for your questions and interest in RLI. This quarter's results reflect our customer focus, hallmark underwriting discipline, and exceptional risk management. We'll continue to invest in product strategies where we can add value to our customers and our shareholders. This is what owners do. Talk to you all next quarter. Thank you.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (866) 813-9403 with an ID number of 261640. Those numbers again are 1 (866) 813-9403 with access code 261640. This concludes our conference for today. Thank you for participating, and have a nice day. All parties may now disconnect.

# # # # # # # # # #   E N D   # # # # # # # # # #